EXHIBIT 99.1

Allscripts Healthcare Solutions Contacts:

Bill Davis                                                                                                                                                Dan Michelson
Chief Financial Officer                                                                                                                             Vice President of Marketing
847-680-3515, Ext. 282                                                                                                                         847-680-3515, Ext. 4330
bill.davis@allscripts.com                                                                                                                         dan.michelson@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Reports Second Quarter 2003 Results

Company Posts Second Consecutive Quarter of Positive Cash Flow

CHICAGO, IL - July 16, 2003 -- Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX), the leading provider of clinical software and information solutions focused on physicians, announced its results for the three and six months ended June 30, 2003.

Total revenue for the three months ended June 30, 2003 was $19.7 million, compared to $20.1 million for the three months ended June 30, 2002. Revenue from software and information services for the three months ended June 30, 2003 was $8.5 million, increasing by 12% over the comparable period last year.

Net loss for the three months ended June 30, 2003, was $2.1 million, or $0.05 per share, compared with a net loss of $4.0 million, or $0.10 per share for the same period last year.

As of June 30, 2003, the Company had cash and marketable securities of $67.0 million, an increase of $1.7 million from the balance on December 31, 2002, and no debt.

"While the second quarter was challenging for the Company, we have seen a number of positive financial indicators in the first half of this year, specifically two consecutive cash flow positive quarters and increasing overall margins" commented Glen Tullman, Chief Executive Officer of Allscripts Healthcare Solutions. "Our confidence is strengthened by the sales momentum that we already see in the third quarter."

Total revenue for the six months ended June 30, 2003 was $39.7 million, increasing by 2% over the six months ended June 30, 2002. For the six months ended June 30, 2003, revenue from software and information services was $16.4 million, increasing by 18% over the comparable period last year. Net loss for the six months ended June 30, 2003 was $4.2 million, or $0.11 per share, compared with a net loss of $10.0 million, or $0.26 per share for the same period last year.

Tullman continued, "Today we also announced two strategic acquisitions that will accelerate sales and broaden our product portfolio. First, Advanced Imaging Concepts, Inc. (AIC) will add enhanced document imaging functionality to TouchWorks™ and provide AHS a product offering for the independent physician practice market. Second, in acquiring substantially all the assets of RxCentric, we enable our Physicians Interactive business unit to increase sales capacity, expand its product offering, gain a number of new client relationships and assume a solid base of international business in eight countries. "

Allscripts Healthcare Solutions will conduct a conference call on Wednesday, July 16, 2003, at 4:30 PM Eastern time. The conference call can be accessed by dialing 1-800-374-0526, or via the Internet at www.allscripts.com. A recording of the conference call will be available for review through July 31, 2003, at www.allscripts.com or by calling 1-800-642-1687, ID # 1679568.

About Allscripts Healthcare Solutions
Allscripts Healthcare Solutions is the leading provider of clinical software and information solutions focused on physicians. The Company's TouchWorks™ software is a modular electronic medical record that enhances physician productivity using a wireless handheld device, Tablet PC, or desktop workstation to automate the most common physician activities including prescribing, capturing charges, dictating, ordering labs and viewing results, providing patient education, and documenting clinical encounters. Additionally, AHS provides patient compliance and healthcare product education services for physicians through its Physicians Interactive™ business and also provides medication fulfillment services. AHS provides software and services to over 20,000 physicians across the U.S.

Strategic partners include IDX Systems (NASDAQ: IDXC); IMS Health (NYSE: RX); Microsoft (NASDAQ: MSFT); Hewlett-Packard Company; Express Scripts; and Medco Health.

TouchWorks and Physicians Interactive are trademarks of Allscripts Healthcare Solutions. Visit AHS on the Web at www.allscripts.com.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts' beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts' actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts see the Company's 2002 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

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Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)
(Unaudited)

	June 30,	December 31,
	2003	2002

Assets

Current assets:
Cash and cash equivalents	$17,974	$17,247
Marketable securities	7,695	19,117
Accounts receivable, net	14,960	18,659
Other receivables	384	747
Inventories	3,410	3,988
Prepaid expenses and other current assets	3,262	3,337
Total current assets	47,685	63,095

Long-term marketable securities	41,322	28,922
Fixed assets, net	2,958	4,384
Intangible assets, net	4,541	4,793
Other assets	3,340	3,159
Total assets	$99,846	$104,353

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$10,659	$10,682
Accrued restructuring and other charges	595	1,140
Deferred revenue	6,751	6,547
Total current liabilities	18,005	18,369

Other liabilities	200	163
Total liabilities	18,205	18,532

Stockholders' equity	81,641	85,821
Total liabilities and stockholders' equity	$99,846	$104,353

Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Revenue:
Prepackaged medications	$11,170	$12,480	$23,288	$24,959
Software and related services	6,020	5,018	11,816	9,457
Information services	2,480	2,596	4,596	4,451
Total revenue	19,670	20,094	39,700	38,867

Cost of revenue	13,153	15,124	26,995	30,075
Gross profit	6,517	4,970	12,705	8,792

Operating expenses:
Selling, general and administrative expenses	8,804	9,577	17,356	20,002
Amortization of intangibles	134	134	268	272
Loss from operations	(2,421)	(4,741)	(4,919)	(11,482)

Interest and other income,net	350	779	742	1,496
Loss before income taxes	(2,071)	(3,962)	(4,177)	(9,986)

Income taxes	-	-	-	-
Net loss	($2,071)	($3,962)	($4,177)	($9,986)

Net loss per share - basic and diluted	($0.05)	($0.10)	($0.11)	($0.26)

Weighted-average shares of common stock outstanding
used in computing net loss per share - basic and diluted	38,457	38,422	38,449	38,248